UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
January 23, 2008 (January 22, 2008)

Commission File No. 000-22390

SHARPS COMPLIANCE CORP.
(Exact Name Of Registrant As Specified In Its Charter)

Delaware (State Or Other Jurisdiction Of Incorporation Or Organization)	74-2657168 (IRS Employer Identification No.)

9220 Kirby Drive, Suite 500
Houston, Texas 77054
(Address Of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code)
713-432-0300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 23, 2008, the Company announced the purchase of its currently leased disposal facility in Carthage, Texas. The purchase includes an incinerator with a maximum capacity of thirty (30) tons per day, a 12,000 square foot building and 4.5 acres of land. The Company, through a subsidiary, has leased the facility since June of 2000. The facility is currently permitted to treat eleven (11) tons per day of waste.

Additionally, the Company has executed a purchase order for a state-of-the-art autoclave system and technology capable of treating up to seven (7) tons per day of medical waste at the same facility. Autoclaving is a process that treats medical waste with steam at high temperature and pressure to kill pathogens. An autoclave is environmentally cleaner and is a less costly method of treating most medical waste versus traditional incineration.

The new autoclave is capable of treating not only the Sharps Disposable by Mail System® products but also traditional medical waste from large quantity generators such as hospitals. The autoclave is expected to be operational by the summer of this calendar year.

With the addition of the autoclave, the Company believes it will own one of only approximately ten (10) permitted commercial disposal facilities in the country capable of treating all types of medical waste.

Sharps Compliance is also expanding its ability to dispose of unused medications and expired pharmaceutical waste including controlled substances. The Company is in the process of installing Drug Enforcement Agency (DEA) approved equipment necessary to obtain DEA certification for the disposal of controlled substances. It believes that it will be in a position to accept unused medications and expired pharmaceutical waste, including controlled substances, for destruction within the next 30 to 60 days.

The total cost of the incineration facility purchase, addition of the autoclave technology and other planned improvements at the Carthage, Texas facility is estimated to be approximately $900,000 and expected to be incurred in the third and fourth quarters of fiscal year 2008.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release Announcing Purchase of Medical Waste Disposal Facility and Addition of Autoclave Technology

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2008	SHARPS COMPLIANCE CORP.

	By:	/s/ David P. Tusa
Executive Vice President, Chief Financial Officer, Corporate Secretary and Business Development